Exhibit 99.5

[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Norsat International inc.

Loan Commitment

(the “Subordinated Debt Loan Commitment”)

may 12, 2017

Subject to acceptance and execution of this Subordinated Debt Loan Commitment by the Company and the Lead Investor by no later than 5:00 p.m., Vancouver, British Columbia time, on May 19, 2017, Bank of Montreal d.b.a. BMO Capital Partners, hereby confirms its commitment to provide the Company with financing on the basis of the terms and conditions and for the purposes set forth in this Subordinated Debt Loan Commitment. The undersigned has the authority to bind BMOCP.

Borrower	IRIS Canada Acquisition Corp., a British Columbia corporation (the “Company” or the “Borrower”). Upon consummation of the amalgamation of the Company with Norsat (the “Amalgamation”), Norsat, as survivor of the Amalgamation, will become successor Borrower in connection with the Loan and will execute any and all joinders, assumption agreements and other documentation reasonably requested by the Lender for purposes of evidence such succession.

Lead Investor:	Privet Fund Management, LLC (“Privet” or the “Lead Investor”)

Guarantors:	Norsat International Inc., a British Columbia corporation (“Target” or “Norsat”) and all existing or hereafter acquired direct or indirect subsidiaries (the “Subsidiaries”) of the Borrower and Target, and IRIS Holdings, Inc., a Delaware corporation (the “Parent”) that will hold all the issued and outstanding shares of the Borrower (collectively, the “Guarantors” and each, a “Guarantor”).

Lender:	Bank of Montreal, d.b.a. BMO Capital Partners (the “Lender” or “BMOCP”).

Amount:	USD$7,903,000 secured subordinated term loan (the “Loan”), available by way of a single advance on a non-revolving basis.

Purpose:	To finance the buyout of all the issued and outstanding shares/assets of Norsat.

Sources and Uses of	Sources	$	Uses	$
Funds: (USD)	Excess Cash on BS	12,627	Purchase Price	66,787
	Senior Revolver ($4.000M)	0
	Senior Term Debt	18,968
	Subordinated Debt	7,903
	Rolled Equity	11,169
	New Investor Equity	18,620	Transaction Costs	2,500
	Total Sources	$69,287	Total Uses	$69,287

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NORSAT INTERNATIONAL INC.	CONFIDENTIAL

Term:	*** months from disbursement (“Maturity”).

Disbursement:	One single drawing on closing.

Interest Rate:	***% per annum; ***% of which shall be calculated and payable monthly in arrears on the last day of each month and ***% of which shall be calculated and compounded monthly and payable on the earliest of: (a) Maturity; (b) repayment of the Loan or any part thereof and (c) acceleration of the Loan upon the occurrence of an event of default under the Loan.

Default Interest Rate:	Upon the occurrence, and during the continuance, of a default under the Loan, interest on the Loan will be ***% per annum, payable on demand.

Repayment:	The Loan is repayable, in full, on the earlier of: (a) Maturity and (b) acceleration of the Loan upon the occurrence of an event of default under the Loan.

Mandatory Prepayments:	Subject to the terms of any applicable subordination and intercreditor agreement, the Borrower shall make mandatory prepayments in an amount equal to the net proceeds received from: (a) any sales or issuances of equity or debt securities by the Borrower or any Guarantor (other than certain permitted sales or issuances of equity or debt securities to be agreed in the Definitive Documents); and (b) any sale or disposition of any assets (other than sales of inventory in the ordinary course of business) above a basket amount to be determined by the Lender, and not otherwise reinvested within 180 days or required to be applied to Senior Funded Debt.

Voluntary Prepayments:	The Company shall not be entitled to make voluntary prepayments until the earlier of (i) the third anniversary of the Closing Date (as defined below) and (ii) the “Premium” provision below having been satisfied in full.

Premium:	If the Company prepays the Loan for any reason including, but not limited to a change in control or an initial public offering, or the obligations under the Loan are accelerated or otherwise terminated before Maturity, the Company will pay a premium to ensure that the BMOCP shall have earned a minimum interest compensation equal to *** months of interest on the Loan.

Reporting Requirements:	Standard for financings of this type including, without limitation:

1. within 120 days following the Company's fiscal year end, annual consolidated financial statements of the Company and the Guarantors (prepared on a consolidated basis), prepared in accordance with ASPE and accompanied by an unqualified audit opinion provided by an

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auditing firm acceptable to BMOCP;

2. within 45 days following the end of each calendar month, monthly financial statements of the Company and the Guarantors (prepared on a consolidated and unconsolidated basis), prepared by the Company in accordance with ASPE;

3. within 45 days following the end of the Company’s fiscal quarter, a management discussion and analysis of results to date, including commentary on variances to amounts contained in the Company's operating and capital budget;

4. within 45 days following the end of the Company’s fiscal quarter ends, a signed compliance certificate accompanied by a report showing calculations of financial covenants;

5. within 60 days after the commencement of each fiscal year of the Company, an annual operating and capital budget (projections) including a consolidated balance sheet, consolidated income statement and statement of cash flows all prepared on a monthly basis and in accordance with ASPE;

6. any and all reports provided by the Company to its senior lender(s) from time to time; and

7. such other information as the BMOCP may reasonably request from time to time.

Financial Covenants:	Financial covenants will be tested quarterly and will be determined on a trailing 12 month basis (unless specified otherwise), in accordance with generally accepted accounting practices (‘GAAP’ or ‘IFRS’) and conditions normally applicable to transactions of this nature and will include, without limitation, the following:

1. Maximum ratio of Total Funded Debt to EBITDA of:

a. ***:*** at closing;

b. ***:*** following closing until 2017 FYE;

c. ***:*** by 2018 FYE;

d. ***:*** by 2019 FYE;

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e. ***:*** by 2020 FYE;

f. ***:*** by 2021 FYE.

2. Maximum ratio of Senior Funded Debt to EBITDA of:

a. ***:*** at closing;

b. ***:*** following closing until 2017 FYE;

c. ***:*** by 2018 FYE;

d. ***:*** by 2019 FYE;

e. ***:*** by 2020 FYE;

f. ***:*** by 2021 FYE.

3. Minimum Fixed Charge Coverage ratio of ***:***.

4. Capital expenditures to be reviewed and approved annually by the Lender based on the Borrower’s business plan.

Non-Financial Covenants:	Usual and customary non-financial covenants, including positive and negative covenants outlined in Schedule B (that are not inconsistent with the terms and provisions of this Subordinated Debt Loan Commitment, and will not be more restrictive than the corresponding provisions of Senior Funded Debt provided to the Borrower by BMO), and not limited to:

1. For Permitted Acquisitions: (1) target’s business must be in similar type of business to Borrower; (2) target must be located in Canada or the U.S.A.; (3) must contribute positive EBITDA for the Borrower and not be hostile; (4) maximum amount to be paid is CDN$2,000,000 per acquisition and CDN$5,000,000 per annum; (5) if not assets, Borrower must acquire control; (6) if real property, satisfactory environmental due diligence required; and (7) in 60 days, previous security (if any) over such acquisition to be released and new security taken.

2. The Borrower shall maintain bank accounts at the Bank of Montreal during the life of the Loan, and all cash management will be held with the Bank of Montreal.

3. Restriction on payment of dividends, interest or principal on subrogated

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debt without the prior written consent of the Lender, subject to provisions of applicable subordination and intercreditor agreement.

4. Limitations on additional indebtedness other than permitted indebtedness.

5. Negative pledge under which the Borrower will not encumber mortgage or permit liens to be taken on any of its assets without the prior written consent of the Lender with the exception of permitted liens approved by the Lender (“Permitted Liens”).

6. Prohibition on guarantees, financial assistance, investments, employee loans and affiliate transactions, except for those currently held and in amounts approved by the Lender. In no event shall any such financial transfer cause the Borrower to breach a covenant of this Indicative Term Sheet.

7. No additional management remuneration/bonuses (on top of its normalized salary), dividends, and or any other employees’ loans via the balance sheet that will cause the Borrower to breach a covenant of this agreement.

8. Restrictions on capital reorganizations and other changes in capital structure of the Borrower without consent of the Lender, except for the Amalgamation.

9. Restrictions on issuance of any securities, warrants or convertible instruments which give rise to a right to receive any shares in the capital of the Borrower or their subsidiaries without consent of the Lender.

10. No change of control or ownership of the Borrower and Guarantors without the prior written consent of the Lender.

11. Restrictions on the sale of assets greater than CDN$500,000, unless reinvested within 180 days, without the prior written consent of the Lender.

12. Limitation on sales and leaseback transactions.

Events of Default:	Standard for financings of this type including, without limitation:

1. default in the payment of any principal, interest, fees or other amounts payable by the Company to BMOCP and/or default in the performance of any other covenant (including materiality qualifications, exceptions and baskets to be agreed).

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2. cross default to other material debt.

3. customary bankruptcy and insolvency events relating to the Company and/or any of the Subsidiaries or Guarantors.

4. a material adverse change in the financial condition, assets, operations or prospects of the Company and/or the Subsidiaries.

5. change of control.

Observer:	For so long as the Loan is outstanding, BMOCP shall be entitled to have one observer present at all meetings of the board of directors of the Company and its Subsidiaries. The reasonable out of pocket travel and other incidental expenses of such observer shall be for the account of the Company.

Security:	The Borrower and the Guarantors shall provide the usual and customary credit and security documents for transactions of this type (together with such other security as Lender, acting reasonably, may consider to be necessary or advisable in the circumstances having regard to the transaction and the results of the Lender’s due diligence) not inconsistent with the terms and provisions set forth herein and otherwise in form and substance satisfactory to the Lender and their counsel (collectively, the “Definitive Documents”), including, without limitation, the following:

1. Credit Agreement, incorporating the Terms and Conditions outlined in this Subordinated Debt Loan Commitment and general terms and conditions usual and customary for facilities of this type which the Lender considers necessary or advisable in the circumstances (but not inconsistent with the terms and provisions set forth herein).

2. Registered General Security Agreement (“GSA”) and/or such other documentation as required, providing the Lender with a second ranking security interest (subject only to BMO’s first lien and other Permitted Liens) over all of the tangible and intangible assets of the Borrower and the Guarantors whether now owned or hereafter acquired.

3. Corporate Guarantees from each Guarantor.

4. Pledge of all outstanding shares of the Borrower and the Guarantors.

5. Assignment of other material contracts, permits, agreements, licenses, management agreements (to the extent assignable), at the discretion of the Lender.

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6. Landlords’ waivers, or, at a minimum, access landlord agreement on a best efforts basis post-closing.

7. Assignment of all perils Insurance from the Borrower and the Guarantors with the Lender to be named as loss payee on business and fire insurance. Insurance to include business interruption insurance. Certified copy of policy to be provided. Standard mortgage clause to be contained in the policy.

8. Assignment of creditor insurance (if any), as approved by the Lender, in favour of the Lender (as required), with any required consents of insurance companies on a best efforts basis post-closing, and full insurance review within 60 days of closing and additional insurance as reasonably required by BMOCP.

9. Assignment, Postponement and Subordination of all shareholders’ and related party loans.

10. Executed intercreditor agreements with respect to any subordinated debt holders.

11. If required by the Lender, title insurance in respect of each property owned by the Borrower or any Guarantor, at the time such property is mortgaged to Lender.

12. A covenant and undertaking from the Lead Investor in favour of BMOCP agreeing, if called upon by BMOCP, to contribute or cause Privet Fund LP and/or Privet Capital Investments I, LP to contribute additional equity to the Borrower or Norsat (via the Parent) in an amount sufficient to satisfy any and all amounts paid or payable (whether by way of agreement, court order or judgment) for the shares of any shareholders of Norsat exercising their dissent rights in respect of the acquisition by the Borrower of all common shares of Norsat other than those common shares held by the Parent (the “Acquisition”).

13. Environmental Indemnity with respect to all owned and leased real property.

14. Solicitor’s letter of opinion over loan and security documentation.

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Conditions Precedent (At or prior to Closing):	BMOCP’s commitment to fund the Loan shall be subject to the following conditions to be satisfied or waived by BMOCP on or prior to closing of the Acquisition:

1. Minimum cash equity contribution on closing of US $29,789,000 by the Parent, comprised of roll-over equity of US $11,169,000 by Privet Fund LP, and not less than US $18,620,000 by Privet Capital Investments I, LP, with the Lead Investor as the sole general partner of each of Privet Fund LP and Privet Capital Investments I, LP, and the Borrower being a wholly owned, indirect subsidiary of Privet Fund LP and Privet Capital Investments I, LP on closing, 38.5% and 61.5% respectively.

2. Execution, delivery and registration (where applicable, subject to the Certain Funds Provision) as a second ranking security interest subject only to BMO as senior lender and subject to Permitted Liens of all Definitive Documents or, in the case of security to be provided by Target and its subsidiaries, undertakings or arrangements satisfactory to BMO for such execution, delivery and registration of such security.

3. receipt of favourable customary legal opinions from counsel to the Company and the Guarantors all in form and substance reasonably satisfactory to BMOCP and its counsel including without limitation opinions with respect to corporate existence, due authorization, execution and delivery, enforceability, registration, perfection, non contravention with applicable laws and constating documents, and that all material Regulatory Approvals and other governmental approvals and consents have been obtained with respect to the Acquisition and the execution, delivery and performance of the Definitive Documents;

4. receipt by BMOCP and its legal counsel of fully executed copies of the arrangement agreement in the form attached hereto as Schedule E to this signed Subordinated Debt Loan Commitment Letter (the “Acquisition Agreement”) and a disclosure letter from the Target addressed to the Borrower and Parent in the form attached hereto as Schedule E to this signed Subordinated Debt Loan Commitment Letter (the “Disclosure Letter”) previously provided by the Target to Hytera Communications Co. Ltd. and Hytera Project Corp.;

5. arrangements satisfactory to BMOCP for the completion of the acquisition,

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of the Target by the Borrower (the “Acquisition”) contemporaneously with the closing of the Loan, on the terms provided in the Acquisition Agreement and the plan of arrangement attached as Schedule B to the Acquisition Agreement (the “Plan of Arrangement”);

6. payment of all fees and expenses owing to BMOCP with respect to the Loan;

7. repayment and cancellation of the Target’s existing credit facilities upon Closing (excluding permitted indebtedness to be agreed);

8. receipt of releases, discharges and postponements (in registrable form where appropriate) covering all encumbrances affecting the collateral charged or to be charged by the Definitive Documents which are not permitted encumbrances, or undertakings satisfactory to BMOCP to provide such releases, discharges and postponements;

9. BMOCP shall be satisfied, acting reasonably, that the depositary agreement pursuant to which BMOCP net loan proceeds will be deposited with the Depositary (as defined in the Acquisition Agreement) pre-closing together with the additional cash funds required for closing, provides for the unconditional and prompt return of such loan proceeds to BMOCP if the transaction does not complete for any reason whatsoever;

10. receipt of all information necessary in order for Lender to comply with legal and internal requirements in respect of money laundering legislation, proceeds of crime legislation and “know your customer” requirements;

11. Delivery of compliance certificate at closing confirming pro forma compliance with the financial covenants described in items 1, 2 and 3 under “Financial Covenants” below; and

12. the additional conditions precedent set out in Schedule C hereto.

Assignment:	After the Closing Date, BMOCP will have the right (i) to assign all or a part of their debt investment or commitments in minimum amount of $500,000 and (ii) to sell participations in all or part of their investment or commitments to a Canadian or US resident, with consent of the Borrower not to be unreasonably withheld, provided that no Borrower consent is required if an event of default has occurred and is continuing.

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Upfront Fee:	See the Fee letter.

Break Fee:	See the Fee Letter

Expenses:	The Company and the Lead Investor shall be responsible for any and all reasonable costs, fees and expenses (including, without limitation, all reasonable professional fees) incurred by BMOCP in connection with its due diligence and the preparation, negotiation and registration of all loan and security documents and the other documents and agreements contemplated herein, whether or not the Loan is advanced.

Confidentiality:	This Subordinated Debt Loan Commitment, its terms and the transactions referred to herein are private and confidential and (other than to the Company's officers, directors, senior management and professional advisors) may not be disclosed by the Company or any of the Subsidiaries to any person whatsoever without the prior written consent of BMOCP.

Acquisition, Use and Release of Confidential Information:

The Company consents to BMOCP or certain BMOCP Financial Group business groups and/or subsidiaries making inquiries, including the collection of personal, corporate and business information (“the Confidential Information”) about the Company from such persons, financial institutions, credit bureaus, personal information Lenders or other entities as it deems necessary in order to evaluate and/or administer any relationship or potential relationship with the Company.

The Company consents to the release of such confidential information regarding the Company by BMOCP to certain BMOCP Financial Group business groups and /or subsidiaries and vice-versa for the purpose of assisting BMOCP and/or BMOCP Financial Group in evaluating the opportunity and supporting the Company with its strategic plans.

The Company further acknowledges that BMOCP is not an Agent of BMOCP Financial Group and the BMOCP Financial Group is not an Agent of BMOCP. Any discussions, representations or other communications by BMOCP with the Company are not in any manner binding on BMOCP Financial Group and vice-versa.

Authorization and Consent:	The Company authorizes and consents to reproduction, disclosure and use by BMOCP of information about the Company (including, without limitation, the Company's name and any identifying logos) and the transaction(s) herein contemplated (including, without limitation, the Financing) (all such information being called the “Information”) to enable BMOCP to publish promotional "tombstones" and other forms of notices of the Financing in any manner and in any media (including, without limitation, brochures). The Company

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acknowledges and agrees that: (a) no compensation will be payable by BMOCP resulting therefrom; and (b) BMOCP shall have no liability whatsoever to the Company or any of its employees, officers, directors, shareholders or affiliates in obtaining and using the Information in accordance with this paragraph.

Indemnity:	The Company hereby indemnifies BMOCP and its officers, directors, employees, advisers and Lenders (each an “Indemnified Person”) and holds each of them harmless from and against all losses, costs, expenses (including, without limitation, all professional fees) and damages incurred by an Indemnified Person arising out of, relating to or resulting from this Subordinated Debt Loan Commitment and/or the Loan (whether or not the Loan is advanced), provided that no Indemnified Person will be indemnified for its own gross negligence or wilful misconduct.

Governing Law:	The laws of the Province of British Columbia and of Canada applicable therein.

Expiry:	This Subordinated Debt Loan Commitment is open for acceptance until 5:00 p.m. Vancouver, British Columbia time May 19, 2017.

Lapse Date:	BMOCP shall have the right to terminate this Subordinated Debt Loan Commitment, by written notice thereof to the Company and the Lead Investor, if the Closing Date does not occur on or before September 30th, 2017.

Closing Date:	The date of consummation of the Acquisition and the funding of the Loan.

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BANK OF MONTREAL d.b.a. BMO Capital Partners

Per:	/s/ Lee Grimshaw
Name: Lee Grimshaw
Title: Managing Director

Per:
Name:
Title:

This Subordinated Debt Loan Commitment is accepted on behalf of IRIS Canada Acquisition Corp. and Privet Fund Management, LLC

This 13 day of May, 2017

Borrower:		Lead Investor:

IRIS Canada Acquisition Corp.		Privet Fund Management, LLC

Per:	/s/ Ryan Levenson	Per:	/s/ Ryan Levenson
	Name: Ryan Levenson		Name: Ryan Levenson
	Title: Director		Title: Managing Member

Per:		Per:
	Name:		Name:
	Title:		Title:

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Schedule A – Definitions

Certain Funds Provision:	has the meaning set forth on Schedule D

EBITDA:	Earnings (as defined in the Borrower’s consolidated financial statements prepared in accordance with GAAP) before interest expense, income taxes, depreciation amortization and extraordinary/unusual non-recurring items (such latter items to be agreed upon by the Lender for the respective period).

Excess Annual Cash Flow:	EBITDA less interest paid, unfunded capital expenditure, scheduled principal payments paid, and cash taxes.

Fixed Charge Coverage Ratio:	The ratio of (a) EBITDA minus (i) cash taxes (ii) unfunded capital expenditures, and (iii) cash distributions to shareholders, divided by (b) debt service (defined as interest paid and principal payments on total debt over the last 12 month period).

Generally Accepted Accounting Principles (GAAP):	Except as otherwise expressly provided herein, all terms of accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. All calculations of the components of financial information for the purposes of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence as at the date of the definitive loan agreement and used in preparation of the consolidated financial statements of the Borrower and Guarantors. Upon adoption by the Borrower and Guarantors of International Financial Reporting Standards (IFRS), or in event of a change in GAAP, the Borrower and Guarantors and the Lender shall negotiate in good faith to revise (if appropriate) such ratios and covenants to give effect to the intention of the parties under this Subordinated Debt Loan Commitment at the Closing Date, and any new ratio or covenant shall be subject to the approval of the Lender. In the event that such a negotiation is unsuccessful, all calculations thereafter made for the purpose of determining compliance with the financial ratios and financial covenants contained herein shall be made on a basis consistent with GAAP in existence at the Closing Date.

Governmental Entity:	means any (i) supranational, multinational, federal, territorial, provincial, state, regional, municipal, local or other governmental or public ministry, department, authority, body, armed forces, central bank, court, commission, tribunal, board, bureau or agency, domestic or foreign, (ii) subdivision, agent or authority of any of the above, (iii) quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, or (iv) stock exchange (including the Exchanges as defined in the Acquisition Agreement), and “Governmental Entities” means more than one Governmental Entity.

Norsat Material Adverse Change:	means any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with other events, effects, developments, state of facts, conditions, circumstances or occurrences would or would reasonably be expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of the Target and its Subsidiaries, taken as a whole; except to the extent that such material adverse effect results from any of the following:

(i) any changes in law or interpretations thereof by any Governmental Entity or Regulatory Authority, except to the extent that such changes have a materially disproportionate adverse effect on the Target and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies in the Target’s industry;

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(ii) any changes in general Canadian, United States or global economic conditions or in national or global financial or capital markets, except to the extent such changes have a materially disproportionate adverse effect on the Target and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies in the Target’s industry;

(iii) any changes in conditions generally affecting the Target’s industry, except to the extent such changes in conditions have a materially disproportionate adverse effect on the Target and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies in the Target’s industry;

(iv) changes or proposed changes in GAAP applicable to the Target or the enforcement or interpretation thereof;

(v) any natural disaster, act of terrorism or outbreak of war, except to the extent that such event has a materially disproportionate adverse effect on the Target and its Subsidiaries, taken as a whole, relative to the adverse effect that such changes have on other companies in the Target’s industry;

(vi) any change in the market price or trading volume of the securities of the Target, including after announcement of the entering into of the Acquisition Agreement (it being understood that the causes underlying such change may be taken into account in determining whether a Norsat Material Adverse Change has occurred);

(vii) the failure of the Target in and of itself to meet any internal or public projections, forecasts or estimates of revenues or earnings (it being understood that the causes underlying such change or failure may be taken into account in determining whether a Norsat Material Adverse Change has occurred); or

(viii) except for any requirement to operate in the ordinary course of business, any action taken (or refrained from being taken) specifically and expressly required by the Acquisition Agreement or at the written request of the Parent (as defined in the Acquisition Agreement) or the Borrower;

Person:	means any individual, sole proprietorship, corporation, company, partnership, unincorporated association, association, institution, entity, party, trust, joint venture, estate or other judicial entity or any governmental body.

Regulatory Approvals:	means those sanctions, rulings, consents, orders, exemptions, permits and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Regulatory Authorities and includes all Regulatory Clearances as defined in the Arrangement Agreement.

Regulatory Authority:	means:

(a) any multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

(b) any self-regulatory organization or stock exchange, including the Toronto Stock

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Exchange and the NYSE;

(c) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and

(d) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing.

Security Documents:	means the collective reference to all present and future documents, agreements and instruments pursuant to which the Borrower or any Guarantor grants a Security Interest to or for the benefit of the Lender, alone or together with any other person or persons, in any of its assets securing all or part of the obligations of the Borrower under or pursuant to the Loan and this Term Sheet or any other Definitive Documents.

Security Interest:	means a hypothec, mortgage, pledge, fixed or floating charge, assignment by way of security or any other security interest securing payment or performance of an obligation.

Senior Funded Debt:	Senior indebtedness for borrowed money, inclusive of all financial contingent obligations (i.e. financial guarantees, capitalized interest, obligations pursuant to capital leases, etc) plus the negative hedging agreement risk of all outstanding hedging agreements.

Specified Acquisition Agreement Representations:	has the meaning set forth in Schedule D attached to this Subordinated Debt Loan Commitment.

Specified Event of Default:	has the meaning set forth in Schedule D attached to this Subordinated Debt Loan Commitment.

Specified Representations:	has the meaning set forth in Schedule D attached to this Subordinated Debt Loan Commitment.

Total Funded Debt:	Senior Funded Debt plus subordinated debt.

Unfunded Capital Expenditures	means for any period the amount of capital expenditures for the Borrower for such period less the amount of any capital expenditures funded by (a) capital leases that are Permitted Liens, (b) Permitted Indebtedness, and (c) additional capital contributions in the form of equity proceeds and/or additional funds injected as shareholder loans which are postponed and subordinated in favor of the Lender; provided however, Unfunded Capital Expenditures cannot be less than zero.

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NORSAT INTERNATIONAL INC.	CONFIDENTIAL

SCHEDULE B – GENERAL TERMS AND PROVISIONS

Events of Default:	Usual and customary for facilities of this type (including materiality qualifications, exceptions and baskets to be agreed) , including but not limited to (a) failure to pay any interest, principal, fees or other amounts when due; (b) default under any covenant or agreement in any loan document; (c) any loan document is repudiated or is no longer in force and effect; (d) inaccurate or false representations or warranties; (e) cross default with other debt agreements; (f) insolvency; (g) bankruptcy; (h) change of control; (i) unsatisfied judgments and (k) occurrence of a material adverse effect.

Representations & Warranties:	Usual and customary representations and warranties for facilities of this type (including materiality and other qualifications and exceptions to be agreed) , including but not limited to organization and qualification, subsidiaries, authorization and validity of loan documents, use of proceeds and margin stock, financial reports, no material adverse change, full disclosure, intellectual property, governmental authority and licensing, title to properties and assets, no material litigation, payment of taxes, governmental approvals, transactions with affiliates, compliance with laws (including environmental), no violation of agreements, solvency, no broker’s fees, and absence of Default or Event of Default.

Positive Covenants:	Usual and customary for a transaction of this nature (including materiality qualifications, exceptions and baskets to be agreed) including, without limitation, (a) payment of all amounts due, (b) maintenance of corporate existence, right and privileges, (c) maintenance of insurance, (d) payment of taxes, (e) delivery of financial statements, (f) delivery of a business plan and undertaking business in accordance therewith, (g) maintenance of fixed assets, (h) notice of actions, (i) maintenance of records, (j) notice of material events including a material adverse effect, Default or Event of Default, (k) compliance with environmental and other laws, (l) maintenance of material authorizations and (m) delivery of guarantees and security from any additional subsidiaries.

Negative Covenants:	Usual and customary for a transaction of this nature (including materiality qualifications, exceptions and baskets to be agreed) including, without limitation, (a) limitation on amalgamations, consolidations, liquidations, the assumption of contingent liabilities, and other transactions involving transfer of material portion of assets, (b) limitation on Liens other than Permitted Liens (including, without limitation, a negative pledge in respect of the Borrower’s and its subsidiaries’ owned real/immoveable property), (c) limitation on Indebtedness (other than Permitted Indebtedness), (d) limitation on use of proceeds for any acquisition that is hostile, (e) limitation on hedging agreements (other than eligible hedging agreements), (f) limitation on asset dispositions, (g) limitation on change in distribution policy and special distributions, (h) limitations on capital expenditures, (i) limitations on financial assistance, acquisitions, investments, and (j) limitations on changes in business.

Expenses:	The Borrower shall pay all reasonable costs and expenses of the Lender associated with the preparation, due diligence (including third party expenses), and administration of the Loan and loan documentation, including without limitation the legal fees of the Lender’s counsel, regardless of whether the Loan closes. Costs and expenses of the Lender, including without limitation its legal fees, in connection with any default or event of default or the enforcement of the loan documents to be reimbursed by the Borrower.

Assignment:	The Borrower shall not assign any of its rights or obligations hereunder.

Increased Costs, Taxes etc.:	The Borrower will reimburse any costs the Lender incurs in performing their obligations under the

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

NORSAT INTERNATIONAL INC.	CONFIDENTIAL

Loan resulting from any change in law, including any reserve or special deposit requirement or any tax or capital requirement or any change in the compliance of the Lender therewith, that has the effect of increasing the cost of funding to the Lender or reducing the effective return on its capital. All loan repayments shall be made free and clear of any present and future taxes, withholdings or any other deductions, other than customary excluded taxes.

Confidential Information Release:	The Borrower consents to the release of confidential information regarding the business by the Lender to BMOCP Financial Group business groups, affiliates and subsidiaries for the purpose of assisting the Lender in supporting the Borrower with its strategic plans.

Indemnification:	The Borrower and the Lead Investor agree to indemnify the Lender from and against any and all losses, claims, damages and liabilities arising from activities under or contemplated under this document other than as a result of the Lender’s gross negligence or wilful misconduct.

Consent:	The Borrower authorizes and consents to reproduction, disclosure and use by the Lender of information about the Borrower (including, without limitation, the Borrower’s name and any identifying logos) and the Loan herein contemplated (all such information being called the “Information”) to enable the Lender to publish promotional “tombstones” and other forms of notices of the Loan in any manner and in any media (including, without limitation, brochures). The Borrower acknowledges and agrees: that Lender shall be entitled to determine, in its discretion, whether to use the Information; that no compensation will be payable by the Lender resulting there from; and that the Lender shall not have any liability whatsoever to the Borrower or any of its employees, officers, directors, affiliates or shareholders in obtaining and using the Information in accordance with this paragraph.

Acknowledgement:	The Borrower acknowledges that the Loan is for use by the Borrower and the Guarantors and will be used for the Borrower's and the Borrower’s subsidiaries’ business purposes only.

Evidence of Obligations (Noteless Advances)	The Lender may, but shall not be obliged to, request the Borrower to execute and deliver from time to time such promissory notes as may be required in order to evidence its Obligations in connection with the Loan. The Lender shall open and maintain, in accordance with its usual practice, an account or accounts evidencing such Obligations, and the information entered in such accounts shall be deemed to be prima facie correct.

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

NORSAT INTERNATIONAL INC.	CONFIDENTIAL

SCHEDULE C – ADDITIONAL CONDITIONS PRECEDENT

(a)	the requisite approvals of the shareholders and directors of Target and termination or waiver of any shareholder rights plan;

(b)	the Interim Order and Final Order (as such terms are defined in the Acquisition Agreement), shall have been obtained or concluded in each case on terms not inconsistent with the Acquisition Agreement, and: (i) the Interim Order and the Final Order shall not have been set aside or modified in a manner unacceptable to BMOCP, acting reasonably, and, (ii) in the case of waiting, suspensory or investigatory periods, such waiting, suspensory or investigatory periods shall have expired, been terminated or been waived by the applicable Governmental Entity;

(c)	all Regulatory Clearances (as defined in the Acquisition Agreement) shall have been obtained and each such Regulatory Clearance shall be in full force and effect and shall not have been modified in a way that will enjoin or prohibit the completion of the transactions contemplated in the Acquisition Agreement;

(d)	all Third Party Consents (as defined in the Acquisition Agreement), if any, shall have been obtained in a manner and on terms that are acceptable to BMOCP acting reasonably;

(e)	all other conditions precedent of the Acquisition Agreement in favour of the Borrower and the Parent not specifically described herein shall have been satisfied or waived provided that the waiver of any such other condition precedent shall require BMOCP approval (acting reasonably) if such waiver would have or would reasonably be expected to have an adverse effect on BMOCP;

(f)	there shall have been no Change in Recommendation (as defined in the Acquisition Agreement) prior to requisite shareholder approval of the Arrangement Resolution (as defined in the Arrangement Agreement);

(g)	the Target shall not have received and accepted a Superior Proposal (as defined in the Acquisition Agreement);

(h)	the Acquisition Agreement shall not have been terminated, and no modification or amendment made thereto or to the Plan of Arrangement or the Disclosure Letter which has or would reasonably be expected to have an adverse effect on BMOCP (except any such modification or amendment consented to in writing by BMOCP, acting reasonably);

(i)	the Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct as provided in the Certain Funds Provision;

(j)	all covenants of the Target under the Acquisition Agreement to be performed on or before completion of the transactions contemplated in the Acquisition Agreement shall have been duly performed by the Target in all material respects;

(k)	no act, action, suit, demand or Proceeding (as defined in the Acquisition Agreement) shall have been commenced or threatened in writing by any Governmental Entity and no law shall have been enacted, promulgated or applied to cease trade, enjoin, prohibit or impose material limitations, damages or material additional conditions on, the completion of the transactions contemplated by the Acquisition Agreement; and

(l)	no Specified Event of Default shall have occurred and be continuing.

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

NORSAT INTERNATIONAL INC.	CONFIDENTIAL

SCHEDULE D

CERTAIN FUNDS PROVISION

Notwithstanding anything to the contrary contained in this Senior Debt Loan Commitment, the Fee Letter, the Definitive Documents or any other letter agreement or undertaking concerning the financing of the Acquisition, the Lender’s commitments hereunder to fund the Loan on the Closing Date are subject to the satisfaction (or waiver by the Lender) of the following conditions precedent (the “Lender Conditions Precedent”):

(a)        since the date of the December 31, 2016 audited financial statements of the Target and its Subsidiaries there has not been a Norsat Material Adverse Change;

(b)        the execution and delivery by the Borrower and the Guarantors of their respective Definitive Documents in accordance with the terms and provisions of this Subordinated Debt Loan Commitment; and

(c)        the other conditions set forth under Conditions Precedent (at or prior to Closing) contained in this Subordinated Debt Loan Commitment and the other conditions set forth in Schedule C attached to this Subordinated Debt Loan Commitment.

It being understood and agreed that there are no other conditions (implied or otherwise) to the commitments under this Subordinated Debt Loan Commitment or the funding of the Loan on the Closing Date.

Notwithstanding anything to the contrary contained in this Subordinated Debt Loan Commitment, the Fee Letter, the Definitive Documents or any other letter agreement or undertaking concerning the financing of the Acquisition:

(a) the only representations and warranties, the accuracy of which will be a condition to the availability of the Loan on the Closing Date will be (i) the representations and warranties of the Target made by or with respect to the Target and its subsidiaries in the Acquisition Agreement shall be true and correct in all respects as of the Effective Time (as defined in the Arrangement Agreement) as though made at and as of the Effective Time (except for representations made as of a specified date, the accuracy of which shall be determined as of that specified date) without regard to any materiality or Norsat Material Adverse Change qualifications contained therein, except where the failure or failures of any such representations and warranties to be so true and correct in all respects would not have, individually or in the aggregate, a Norsat Material Adverse Change provided further that the representations and warranties of the Target in Sections 1 (Organization, Good Standing and Qualification), 2 (Capital Structure), 3 (Subsidiaries), 4 (Corporate Authority, Approval and Fairness), 7(b)(A) (No Norsat Material Adverse Change since the Date of the Audited Consolidated Balance Sheet of Target and its Subsidiaries as at December 31, 2016) and 21 (Brokers and Finders) of Schedule C to the Arrangement Agreement shall be true in all respects as of the Effective Time as though made at and as of the Effective Time (the "Specified Acquisition Agreement Representations") and (ii) the Specified Representations (as defined below); and

(b) the terms of the Definitive Documents will be such that they do not impair the availability of the Loan on the Closing Date if the Lender Conditions Precedent are satisfied (or waived by the Lender) it being understood that to the extent any lien on any collateral (other than (x) any collateral the security interest in which may be perfected by the filing of a financing statement under personal property security legislation of any province or territory of Canada or under the Uniform Commercial Code of any state of the United States of America, or (y) stock certificates or other certificated securities of the Borrower and the Target) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such lien(s) will not constitute a condition precedent to the availability of the Loan on the Closing Date, but such liens(s) will be required to be perfected within 10 business days after the Closing Date in the case of non-real estate collateral (or 20 business days, if such perfection requires action to be taken by any third party, such as the execution of documentation or the delivery of possessory collateral), and 20, business days in the case of real estate collateral.

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

NORSAT INTERNATIONAL INC.	CONFIDENTIAL

As used herein, (x) "Specified Representations" means the representations and warranties of the Borrower and the Guarantors relating to their corporate existence; corporate power and authority to enter into the Definitive Documents; due authorization, execution, delivery and enforceability of the Definitive Documents; no conflicts of the Definitive Documents with charter documents of the Borrower; the creation and perfection of liens in the collateral (subject to the limitations on creation and perfection set forth above), and the absence of a Specified Event of Default, and (y) "Specified Event of Default" means an event of default under the Definitive Documents arising from the bankruptcy of the Borrower or a payment event of default. This Schedule D is referred to as the "Certain Funds Provision".

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[EXPLANATORY NOTE: “***” indicates the portion of this exhibit that has been omitted and separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

NORSAT INTERNATIONAL INC.	CONFIDENTIAL

SCHEDULE E

COPIES OF ARRANGEMENT AGREEMENT AND DISCLOSURE LETTER

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